EXHIBIT 99.1

                HLNT Networks Forms Alliance with Whistler, Inc.

             HLNT Networks to Provide New Media Consultancy Services

New York, NY, May 3, 2001. HLNT Networks (OTC BB: HLNT, Berlin: HEA) today announced that it has signed new client Whistler, Inc. (OTC BB: WSLR).

Whistler (www.whistlerinc.com) is a New Media company that provides production services to the entertainment industry. Whistler recently announced an alliance with Stargate Digital of Pasadena, California to launch a digital film studio in Vancouver, British Columbia. Whistler also signed an agreement to acquire 100% of the shares of Intelliscape Interactive Corp. (www.intelliscape.tv), a provider of high quality 2D and 3D animation, digital special effects for film and television, Flash animation, and the programming and development of interactive games. Whistler plans to rapidly expand its business model in the entertainment industry to include consulting services to film, television, multimedia and gaming companies. HLNT Networks' will act as Whistler's exclusive web solutions consultant. HLNT will also provide Whistler with customized web solutions to better help Whistler capitalize on their strategic plan.

"Our web presence is a key component of our corporate communications and marketing strategy," stated James Bunyan, President of Whistler, Inc. "HLNT provides us with the Internet expertise we need to properly develop our vision and reach our business goals. HLNT will be the exclusive web services provider for Whistler and its clients."

"We are delighted to forge this alliance with Whistler," stated Grant Johnson, CEO and President of HLNT Networks. "HLNT's web design and development team have the skills, creativity and expertise to develop compelling e-business strategies. HLNT is positioned to capitalize on the revenue opportunity that lies within the Internet and entertainment industries."

With an emphasis on quality, convenience and innovation, HLNT Networks (www.hlnt.net and www.nject.com) provides end-to-end e-business and e-commerce solutions, primarily for brick & mortar businesses. HLNT Networks offers Internet solutions that accelerate the development of new e-business and e-commerce channels for our clients. Through our full range of products and services, we partner with our clients to create new revenue sources, reduce operating costs and improve their communications strategy, via the Internet.

The statements contained herein which are not historical fact are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including but not limited to, certain delays in testing and evaluation of products and other risks detailed from time to time in HLNT Networks filings with the United States Securities and Exchange Commission.

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